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                                                                 EXHIBIT 10.09

                         ARISTECH CHEMICAL CORPORATION

                         EXECUTIVE LIFE INSURANCE PLAN

                                   Article 1

                                    THE PLAN


  1.1 NAME. This plan shall be known as the Aristech Chemical Corporation Executive Life Insurance Plan (the "Plan"). The Plan is effective February 22, 1996.

  1.2 PURPOSE. The Company has established the Plan to provide designated employees with additional life insurance benefits. The Plan is intended to qualify as a life insurance employee benefit plan as described in Revenue Ruling 64-328.

                                   Article 2

                                  DEFINITIONS

  2.1 DEFINITIONS. Whenever used in the Plan, the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning. When the defined meaning is intended, the term is capitalized:

    2.1.1 "ADMINISTRATOR" means a committee consisting of the Chairman and Chief Executive Officer, Senior Vice President and Chief Financial Officer, and President and Chief Operating Officer of the Company.

    2.1.2 "BASE SALARY" of a Participant means the total annual base salary payable to such Participant at the salary rate in effect on the date specified, but without reduction for any salary reduction contributions (i) to cash or deferred arrangements under Section 401(k) of the Code, (ii) to a cafeteria plan under Section 125 of the Code, or (iii) to a non-qualified deferred compensation plan. Base salary shall not take into account any incentive bonuses, reimbursed expenses, credits or benefits under any plan of deferred compensation to which the Company contributes, or any additional cash compensation or compensation payable in a form other than cash.

    2.1.3 "BASIC SURVIVOR BENEFIT" means the Company provided benefit described in Article 4.





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    2.1.4  "COVERAGE ADJUSTMENT DATE" means the date during each year, selected by the Company from time to time in its discretion, on which changes or increases in coverage will take effect. Initially, the Coverage Adjustment Date will be June 1 and will first be effective June 1, 1997.

    2.1.5 "DISABILITY" means, in the case of a Participant who is covered by an individual or group long-term disability policy paid for by the Company, total disability as defined in such policy without regard to any waiting period. If a Participant is covered by both an individual and a group policy, Disability occurs under this Plan when total disability occurs under either the individual or the group policy, also without regard to any waiting period. For Participants not covered by such a policy, Disability means the Participant suffering a sickness, accident or injury which, in the judgment of a physician satisfactory to the Company, prevents the Participant from performing substantially all of his or her normal duties for the Company. As a condition to any benefits, the Company may require the Participant to submit to such physical or mental evaluations and tests as the Company deems appropriate.

    2.1.6 "ELIGIBLE EMPLOYEE" means a member of the Corporate Management Committee or an executive or professional employee of the Company who is selected to participate in the Plan by the Executive Committee of the Board of Directors (or its designee). Such determination shall take the form of a resolution adopted by the Executive Committee of the Board identifying such employees by name or by title of position. In making such determination, the Executive Committee of the Board shall give consideration to the function and responsibilities of the employee, his or her past contributions to the profitability and sound growth of the Company and such other factors as the Board may deem appropriate. Such determination need not be uniform and may be made selectively by the Board among the employees of the Company.

    2.1.7. "ENDORSEE" means either (i) the Participant, or (ii) the person or trust designated in writing by the Participant to hold and exercise Policy ownership rights as described in Article 4.

    2.1.8 "INSURER" means any insurance company issuing a Policy under the terms of this Plan.

    2.1.9 "NAME FIDUCIARY" means Aristech Chemical Corporation, its successors or assigns.

    2.1.10 "OPTIONAL COVERAGE" means the Participant elected benefit life insurance coverage on the life of a Participant





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  in an amount equal to either one or two times the Participant's Base Salary in effect on the February 1 preceding the Participant's date of death, as elected by a Participant. Optional Coverage is in addition to Basic Survivor Benefit. The Participant may change the Optional Coverage election once a year. Such election changes, and any other changes, including changes based on changes in Base Salary, are subject to underwriting and other rules established by the Insurer and the Company from time to time. The Participant may discontinue Optional Coverage at any time by providing written notice to the Company and conforming to such other rules as provided by the Company from time to time. The Optional Coverage and the voluntary contributions for same will terminate within thirty days after the Participant delivers written notice to the Company.

    2.1.10 "PARTICIPANT" means only a member of the Corporate Management Committee or an executive or professional employee of the Company who is specifically designated as a Participant by or under the direction of the Executive Committee of the Board of Directors.

    2.1.11 "POLICY" means the insurance policy purchased by the Company on the life of each Participant, together with any supplementary contracts issued by the Insurer.

    2.1.12 "RETIREMENT" means termination of a Participant's employment with the Company or its affiliates for reasons other than death or Disability after the Participant has either (i) attained age fifty-five (55) and completed at least ten (10) years of Vesting Service with the Company or (ii) attained age 62.

    2.1.13 "SALARIED PENSION PLAN" shall mean the Aristech Salaried Pension Plan, as the same may be amended from time to time.

    2.1.14 "VESTING SERVICE" shall have the meaning given to that term under the Salaried Pension Plan.

    2.2 GENDER AND NUMBER. Except as otherwise indicated by context, masculine terminology used herein also includes the feminine and neuter, and terms used in the singular may also include the plural.

                                   Article 3

                                 PARTICIPATION

    3.1 IN GENERAL. The plan year for the Plan shall be May 1 to April 30, unless and until changed by the Company. Each Participant shall be eligible to participate in this Plan as of the





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first May 1 following designation as a Participant by the Company.  The Company shall establish enrollment periods for election of Optional Coverage from time to time. Any changes in elections shall take effect the following June 1, unless otherwise specified by the Company.

  3.2 PARTICIPATION CONDITIONS. To participate in and receive benefits under this Plan, each Participant agrees to observe all rules and regulations established by the Company for administering the Plan and shall abide by all decisions of the Company in the construction and administration of the Plan.

  3.3 INSURABILITY. Eligible Employees are not automatically entitled to all insurance coverage offered under the Plan. Each Eligible Employee will be covered up to the amount of guaranteed issue, if any, determined by the Insurer, but must satisfy the Insurer's requirements for obtaining additional life insurance before becoming covered for additional amounts under the Plan.

  3.4 COMMENCEMENT OF COVERAGE. An Eligible Employee will be covered under the Plan when coverage is approved by the Insurer.

  3.5 INCREASES IN COVERAGE. When a Participant's Salary is increased, the amount of life insurance coverage under this Plan will increase on the next Coverage Adjustment Date, except as provided in this Section 3.5. Any such increase in coverage will not take effect until such additional coverage is approved by the Insurer, and a Participant may be required to satisfy the Insurer's requirements for obtaining additional insurance before being covered for an additional amount of life insurance coverage under the Plan. A Participant's coverage under the Plan will be limited to the coverage issued by the Insurer, less any amount required for recovery of the Company's premium payments.

  3.6 DECLINING COVERAGE. An Eligible Employee may decline coverage under the Plan. However, any such Eligible Employee will be required to satisfy the Insurer's requirements for obtaining insurance before being covered under the Plan at a later date.

                                   Article 4

                           POLICY OWNERSHIP/PREMIUMS

  4.1  POLICY OWNERSHIP

    4.1.1 COMPANY. The Company shall own each Policy, shall have the right to exercise all incidents of ownership in the Policy, and, except as provided in
  Section 4.1.2, shall have the right to receive the Policy values.

    4.1.2 ENDORSEE'S INTEREST. Subject to the provisions of Article 8, the Participant shall have the right to designate





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  beneficiaries of the Policy as follows, and pursuant to rules established by the Company from time to time.

     4.1.2.1 BASIC INTEREST. The Endorsee shall have the right to designate the beneficiary of the death proceeds of the Policy in an amount equal to the Basic Survivor Benefit. The Endorsee shall also have the right to elect and change settlement options that may be permitted for such beneficiaries.

     4.1.2.2 OPTIONAL INTEREST. The Endorsee shall also have the right to designate the beneficiary of the death proceeds of the Policy in an amount equal to the Optional Coverage if an Endorsee has made on election for Optional Coverage.

  4.2 PREMIUMS. The Company shall pay each premium as it comes due. The Participant shall then reimburse the Company for any Optional Coverage elected in an amount calculated using a schedule provided by time to time by the Company. The Company may adjust this schedule from time to time as it deems necessary. Such reimbursement shall be made at such times and in such manner as specified by the Company from time to time. The Company shall then impute as income to the Participant an amount equal to the current term rate for the Participant's age multiplied by the death benefit payable to the beneficiaries designated by the Endorsee under Section 4.1.2, less any amounts reimbursed to the Company. The "current term rate" shall mean the minimum amount required to be imputed to the Participant under Revenue Rulings 64-328 and 66-110, or any subsequent applicable authority.

                                   Article 5

                                   ASSIGNMENT

The Participant shall have the right to assign without consideration any part or all of his or her interests in the Policy and in this Plan to any person, entity or trust by execution of a written assignment delivered to the Company.

                                   Article 6

                                   DISABILITY

If a Participant suffers a Disability, but is not terminated, then the Endorsee's rights under this Plan shall continue unaffected. If the Participant's employment with the Company terminates by reason of the Participant's Disability, the Endorsee's rights under this Plan shall continue as if the Participant remained employed until the Participant recovers from such Disability, except that the Participant shall not be able to continue any Optional Coverage. During the period of the Disability, the Participant


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shall be deemed to have a Base Salary equal to that in effect on the date the
Disability became effective.

                                   Article 7

                           TERMINATION OF EMPLOYMENT

  7.1 TERMINATION OF EMPLOYMENT. The Participant's participation in this Plan shall terminate on the Participant's termination of employment with the Company for any reason other than the participant's death.

  7.2  EFFECT OF TERMINATION.

    7.2.1 TERMINATION PRIOR TO RETIREMENT. Upon termination of this Plan or termination of the Participant's employment with the Company prior to Retirement, the Endorsee's interests shall automatically lapse; provided, however, that the Participant, upon termination, may elect to pay the Company the greater of: (i) an amount equal to the cumulative premiums paid by the Company for the Policy or (ii) the Policy cash value, less the amounts reimbursed the Company by the participant, Upon such payment, the Company shall assign all of its rights and interests in the Policy to the Participant.

    7.2.2 RETIREMENT. In the event of the Participant's Retirement from the Company (or in the fifteenth year after the effective date of the policy, whichever is later), the Company will withdraw from Policy cash value an amount equal to the cumulative premiums paid by the Company for the Policy, less the amounts reimbursed the Company by the Participant, and the Company shall assign all of its rights and interests in the Policy to the Participant. Notwithstanding the foregoing, a Participant shall have no rights to any Policy cash value prior to Retirement or the fifteenth year after the effective date of the policy, whichever is later.

    7.2.3 INCOME TAXES. The Participant shall be responsible for any income taxes that may be due as a result of taking ownership of the Policy.

                                   Article 8

                                    INSURER

Each Insurer shall be bound only by the provisions of and endorsements on its Policy, and any payments made or actions taken by it in accordance therewith shall fully discharge it from all claims, suits and demands of all persons. The Insurer shall in no way be bound by or be deemed to have notice of the provisions of this Plan. In addition, a Participant's beneficiary designation





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may be certified by the Company to the Insurer, and the Insurer shall be entitled to rely on such certification in paying any benefits hereunder.

                                   Article 9

                                CLAIMS PROCEDURE

  9.1 CLAIMS PROCEDURE. The Company shall notify a Participant, Endorsee or beneficiary ("claimant") in writing, within ninety (90) days of his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Plan. If the Company determines that a claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Plan on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Plan's claims review procedure and other appropriate information as to the steps to be taken if the claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety- day period.

  9.2  REVIEW PROCEDURE.  The following claims procedures shall be used for the
Plan:

    A. The Named Fiduciary shall notify the Participant and, where appropriate, the beneficiaries of the Policy, of their right to claim benefits under the claims procedures, shall make forms available for filing of such claims, and shall provide the name of the person or persons with whom such claims should be filed.

    B. The Named Fiduciary shall establish procedures for action upon claims initially made and the communication of a decision to the claimant promptly and, in any event, not later than sixty (60) days after the date of the claim. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such sixty (60) day period. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (1) the specific reason or reasons for the denial, (2) specific reference to any provisions of this Plan on which denial is based, (3) description of any additional material or information necessary for the claimant to perfect his claim with an explanation of why such material or information is necessary,





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  and (4) an explanation of the procedure for further reviewing the denial of the claim under the Plan.

    C. The Named Fiduciary shall review all claim denials. The review given after denial of any claim shall be a full and fair review with the claimant or his duly authorized representative having one hundred eighty (180) days after receipt of denial of his claim to request such review, having the right to review all pertinent documents and the right to submit issues and comments in writing.

    D. The Named Fiduciary shall issue a decision not later than sixty (60) days after the receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred and twenty (120) days after receipt of the claimant's request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of this Plan on which the decision is based. All actions of the Named Fiduciary shall be conclusive on all persons interested in the Plan except to the extent otherwise specifically indicated herein.

                                   Article 10

                                 MISCELLANEOUS

  10.1 ACTIONS OF THE COMPANY. All determinations, interpretations, rules, and decisions of the Company (or its designee) shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

  10.2 DELEGATION. The Company shall have the power to delegate specific duties and responsibilities to officers or other employees of the Company or other individuals or entities. Any delegation by the Company may allow further delegations by the individual or entity to whom the delegation is made. Any delegation may be rescinded by the Company at any time. Each person or entity to whom a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity.

  10.3 REPORTS AND RECORDS. The Company is the administrator for the Plan, and the Company and those to whom the Company has delegated duties under the Plan shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.


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  10.4  FINANCES.  The costs of the Plan shall be borne by the Company.

  10.5 BINDING EFFECT. This Plan shall bind the Endorsee, the Participant, their heirs, executors, administrators and transferees, and the Company and any Policy beneficiary.

  10.6 TERMINATION. The Company expects the Plan to be permanent, but necessarily must, and hereby does, reserve the right to terminate the Plan at any time for any reason and without notice.

  10.7 NO GUARANTY OF EMPLOYMENT. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company and any Participant. Nothing contained herein shall give any Participant the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Participant at any time, nor shall it give the Company the right to require any Participant to remain in its employ or to interfere with the Participant's right to terminate employment at any time.

  10.8 LIMITATION ON LIABILITY. The Company does not guarantee benefits payable under any Policy described or referred to herein, and any benefits thereunder shall be the exclusive responsibility of the Insurer that is required to provide such benefits under such policy.

  10.9 BENEFITS PROVIDED THROUGH THIRD PARTIES. If there is any conflict or inconsistency between the description of benefits contained in this Plan and Policy, the terms of the Policy shall control. Specifically, if any benefits are excluded under a Policy, then such benefits shall be excluded hereunder as well. By way of example, and not limitation, if the payment of benefits under a Policy is excluded because of death resulting from suicide, then no such benefits shall be payable under this plan in such circumstance.

  10.10 NON-ALIENATION. Except for transfers, without consideration, to the Endorsee, no benefit payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or encumbrance of any kind.

  10.11 GOVERNING LAW. This Executive Survivor Plan, and the rights of the parties hereunder, shall be governed by and construed pursuant to the laws of the Commonwealth of Pennsylvania, except to the extent such laws are preempted by the laws of the United States of America.





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  10.12  EXECUTION.  In order to record the due adoption of this Plan, the
Company has caused the execution hereof by its authorized officers, as of the 22nd day of February, 1996.

                                        ARISTECH CHEMICAL CORPORATION

ATTEST:


By:                                     By:
   ---------------------------             -----------------------------
General Counsel & Secretary                  Chairman of the Board and
                                              Chief Executive Officer





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